EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 17, 2021, relating to the consolidated financial statements of ARMOUR Residential REIT, Inc. and subsidiaries, and the effectiveness of ARMOUR Residential REIT, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. and subsidiaries for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Miami, Florida

May 25, 2021